Exhibit 10.4

TRANSITION SERVICES AGREEMENT

dated as of

July 25, 2025

by and between

Miragene Inc

and

Inmagene Biopharmaceuticals

i

TABLE OF CONTENTS

Continued

Schedule A	Miragene Services
Schedule B	IMA Services
Schedule C	Form of Statement of Work

ii

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of July 25, 2025 between MIRAGENE INC, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Miragene”) and INMAGENE BIOPHARMACEUTICALS, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“IMA”, together with Miragene, the “Parties” and each a “Party”).

RECITALS

A. Miragene and IMA entered into a Share Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Miragene Co, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands, agreed to purchase from IMA all of the outstanding shares of Miragene, a wholly owned subsidiary of IMA, in accordance with the terms of and as further set forth in the Purchase Agreement.

B. The closing of the transactions under the Purchase Agreement will occur immediately prior to the consummation of the merger transactions as contemplated by, and in accordance with the terms of, that certain Agreement and Plan of Merger entered into on December 23, 2024, by and among IMA, Ikena Oncology, Inc., a Delaware corporation (“Ikena”), Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena, and Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena (the “Merger”).

C. In connection with the transactions contemplated by the Purchase Agreement, Miragene and IMA desire to enter into this Agreement to set forth the terms and conditions pursuant to which Miragene (or one of its Affiliates) shall provide (or cause to be provided) to IMA (or one of its Affiliates) the Miragene Services (as defined herein) for a transition period and IMA may provide to Miragene (or one of its Affiliates) certain IMA services (as defined herein) for a transition period.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, any capitalized term used herein shall have the meaning assigned to such term herein.

(a) “Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person.

(b) “Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, decision, act, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority.

(c) “Person” means any individual, corporation, partnership, limited liability company or other entity.

(d) “Tax” means any U.S. federal, state or local, non-U.S. or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a governmental authority with respect thereto, whether disputed or not.

1.2 Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to Articles, Sections or Schedules such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

SERVICES

2.1 Provision of Services.

(a) On the terms and subject to the conditions of this Agreement, from and after the date hereof, and for the applicable periods specified under Schedule A attached hereto under the heading “Service Period” or under an applicable Statement of Work (as defined below), if any (each such period, a “Miragene Service Period”), Miragene shall use commercially reasonable efforts to provide (or cause to be provided) to IMA the services set forth on Schedule A or in any Statement of Work entered into in accordance with Section 2.1(c) (as such Schedule or Statement of Work may be amended from time to time), which services are referred to individually as a “Miragene Service” and collectively the “Miragene Services.” Except for the Miragene Services expressly contemplated to be provided in accordance with the provisions of this Agreement or as agreed to between the Parties pursuant to a Statement of Work, neither Miragene, nor any of its Affiliates, shall have any obligation under this Agreement or otherwise to provide any services to IMA or its Affiliates. For the avoidance of doubt, none of the Miragene Services shall require Miragene to provide any legal, financial, accounting or tax advice in connection with any such Miragene Service or otherwise. No person providing Miragene Services to IMA under this Agreement or any Statement of Work shall have the authority to negotiate or bind IMA to any contracts.

(b) On the terms and subject to the conditions of this Agreement, from and after the date hereof, and for the applicable periods specified under Schedule B attached hereto under the heading “Service Period” or under an applicable Statement of Work (as defined below), if any (each such period, a “IMA Service Period”), IMA shall use commercially reasonable efforts to provide (or cause to be provided) to Miragene (or one of its Affiliates) the services set forth on Schedule B or in any Statement of Work entered into in accordance with Section 2.1(c) (as such Schedule or Statement of Work may be amended from time to time), which services are referred to individually as a “IMA Service” and collectively the “IMA Services,” together with the Miragene Services, the “Services.” Except for the IMA Services expressly contemplated to be provided in accordance with the terms of this Agreement or arranged to between the Parties pursuant to a Statement of Work, neither IMA, nor any of its Affiliates, shall have any obligation under this Agreement or otherwise to provide any services to Miragene or its Affiliates. No person providing IMA Services to Miragene under this Agreement or any Statement of Work shall have the authority to negotiate or bind Miragene to any contracts.

(c) Miragene and IMA may further agree to additional Miragene Services or IMA Services (collectively, the “Services”) pursuant to this Agreement by entering into one or more statements of work in the form attached hereto as Schedule C (each, a “Statement of Work”) from time to time during the Term (and no Statement of Work will become effective until it has been executed by both of the Service Coordinators (as defined below)), each of which will include the following:

(i) a reference to this Agreement, which reference will be deemed to incorporate all applicable provisions of this Agreement;

(ii) the date as of which the applicable Statement of Work will be effective and, if applicable, the term or period of time during which Miragene or IMA, as applicable, will provide or cause to be provided the applicable Services and resources to the other Party (or its Affiliate) pursuant to that Statement of Work;

(iii) a description of the Services to be provided by one Party to the other Party (or its Affiliate) pursuant to that Statement of Work, including the location at which the applicable Services are to be provided, and all deliverables to be provided as part of the applicable services pursuant to that Statement of Work, as well as the associated fees; and

(iv) any additional provisions applicable to the Services provided under that Statement of Work that are not otherwise set forth in this Agreement or that are exceptions to the provisions set forth in this Agreement.

(d) Miragene and IMA shall each nominate a representative to act as the primary contact person with respect to the provision of the Services (the “Service Coordinators”). Each Party hereto may change its Service Coordinator from time to time at its discretion by providing prior written notice to the other Party (including contact information for such Service Coordinator). Unless otherwise agreed to in writing by the Parties hereto, all communications relating to the day-to-day provision of the Services shall be directed to the Service Coordinators.

2.2 Discontinuation of Services. Either Party may discontinue the provision by the other Party of any Service by providing no less than [***] advance written notice to the other Party (“Termination Notice”) at any time, and, in such case, the applicable Service shall terminate on the termination date specified in the Termination Notice (or such other date mutually agreed in writing by IMA and Miragene) and Schedule A, Schedule B or the applicable Statement of Work shall be deemed amended to delete such Service as of the termination date, and this Agreement shall be of no further force and effect for such Service, except as to liabilities accrued prior to the date of termination of such Service; provided that, Service Fees for any Service that is terminated prior to the last day of any calendar quarter will be prorated. Any Service may be terminated without the termination of any other Service. Within a reasonable period of time following receipt of any Termination Notice (but in no event more than [***] following receipt of any Termination Notice), to the extent the termination of the applicable Service will result in the non-terminating Party incurring any incremental or out-of-pocket costs, such as any Service Costs, including for commitments made to, or in respect of, third party service providers (including contractors or subcontractors), due to the requirement to provide the Services through their respective Miragene Service Period or IMA Service Period, or prepaid expenses related to the applicable Miragene Service or IMA Service that cannot or will not be reimbursed or costs related to terminating such commitments (for clarity, such costs and expenses shall include, and IMA shall reimburse Miragene for, the required severance payments under applicable Law related to terminating the employees performing the applicable Miragene Service in an amount not to exceed [***] of [***]; provided, that, any such required severance payments under applicable Law shall first be netted against the portion of the Prepaid Service Fees or Prepaid Further Service Fees, as applicable, that are no longer required to pay the salary of such terminated employees for the remainder of the Initial Term or Initial Term Extension, as applicable) (collectively, the “Early Termination Costs”), the non-terminating Party will provide the terminating Party with written notice thereof (“Response Notice”), which notice shall set forth an estimate (to the extent then known by Miragene or IMA, as applicable) of the amount of the Early Termination Costs. A Party may withdraw its Termination Notice by delivering a withdrawal notice within five business days following the receipt of such Response Notice. If the terminating Party does not withdraw the Termination Notice within such period, such Termination Notice will be final and irrevocable, and such Party shall reimburse the non-terminating Party for all Early Termination Costs reasonably incurred by non-terminating Party as a result of such early termination; provided that, the non-terminating Party shall use commercially reasonable efforts to mitigate such costs. Such reimbursement shall be made in accordance with Section 3.5.

2.3 Compliance with Law; Consents. Each Party shall comply with all applicable Laws in connection with its performance or receipt of any Services. At the Recipient Party’s sole cost, each Performing Party shall obtain all licenses and consents, and pay all fees, required by applicable Law and necessary for such Performing Party’s performance and Recipient Party’s receipt of the applicable Services.

ARTICLE 3

SERVICE COSTS; OTHER CHARGES

3.1 Service Fees Generally. The service fees to be paid by IMA to Miragene (or one of its Affiliates) for each Miragene Service to be provided under this Agreement shall be as set forth opposite such Miragene Service on Schedule A or in the applicable Statement of Work (the “Miragene Service Fees”); except that the Service Fees in respect of the Services set forth on Schedule A, to be provided during the Initial Term shall be [***] (the “Prepaid Service Fees”), and, in case of the Initial Term Extension, to be provided during the second [***] month period of the extended Initial Term shall be an amount equal to [***] prorated for the number of FTEs still providing Miragene Services as of the end of the Initial Term (with each FTE hour of Miragene Services to be weighted equally for purposes of this calculation) (the “Prepaid Further Service Fees”). The service fees to be paid by Miragene (or one of its Affiliates) to IMA for each IMA Service to be provided under this Agreement shall be as set forth on Schedule B or in the applicable Statement of Work (the “IMA Service Fees,” and together with the Miragene Service Fees, the “Service Fees”). Other than in respect of the Prepaid Service Fees or Prepaid Further Service Fees, Service Fees for any Service that is terminated prior to the last day of any calendar quarter will be prorated. For purposes of this Agreement, “FTE” means a full-time scientific, technical or administrative person, or in the case of less than a full-time person, a full-time equivalent person’s year or portion thereof reasonably and directly allocated to the provision of the Miragene Services, where “full-time” is based upon a total of 1,800 working hours per calendar year; provided that any such full-time person constituting an FTE will be dedicated solely to the provision (and shall not be providing any other services or be engaged in any other work for Miragene) of Miragene Services during the Miragene Service Period.

3.2 Third Party Costs. In addition to the Miragene Service Fees or IMA Service Fees, as applicable, the Party receiving services (the “Recipient Party”) shall reimburse the Party performing services (the “Performing Party”) for all reasonable and documented out-of-pocket costs and expenses of third parties actually incurred by the Performing Party in the provision of the Services at the cost (without markup) to the Performing Party; provided, that the Performing Party shall seek and obtain prior written consent from the Receiving Party for any costs and expenses in excess of [***] in the aggregate per calendar quarter. Any such third party costs and expenses described in this Section 3.2 are the “Third Party Costs” (together with the Service Fees, the “Service Costs”).

3.3 Compensation of Personnel. Each Party is solely responsible for compensating its personnel providing its respective Services (the “Performing Party Personnel”), for maintaining worker’s compensation, personal liability, property, and other insurance coverage relating to its Performing Party Personnel, and for any and all other liabilities associated with or related to its Performing Party Personnel.

3.4 Taxes.

(a) The Recipient Party receiving Services (or its applicable Affiliate) shall bear any and all taxes and other similar charges (and any related interest and penalties) imposed by applicable taxing authorities with respect to any fees or cost reimbursement, payable by it pursuant to this Agreement, including all sales, use, value-added and similar Taxes, but excluding Taxes based on net income. Such Taxes shall be incremental to other payments or charges identified in this Agreement. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to avail itself of any available exemptions from such Taxes and to cooperate with the other Party in providing any information or documentation that may be necessary to obtain such exemptions.

(b) All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings in respect of any Taxes unless the deduction or withholding is required by applicable law, in which event the amount of the payment due from the Party required to make such payment shall be increased (such increase, an “Additional Amount”) to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required. The Parties agree to use commercially reasonable efforts to reduce or eliminate Taxes for which an Additional Amount would otherwise be payable under this Section 3.4(b).

3.5 Invoicing and Settlement of Service Costs.

(a) Upon the consummation of the Merger, Miragene shall deliver an invoice to IMA and IMA shall pay, or cause to be paid, an amount equal to the Prepaid Service Fees by wire transfer of immediately available funds payable to such account or accounts designated by Miragene. Upon the Initial Term Extension, Miragene shall deliver an invoice to IMA and IMA shall pay, or cause to be paid, an amount equal to the Prepaid Further Service Fees by wire transfer of immediately available funds payable to such account or accounts designated by Miragene. IMA is entitled to invoice Miragene, and Miragene is obligated to repay IMA, for the amount of any unused Prepaid Services Fees pursuant to this Section 3.5 at the end of the Initial Term if some or all Services are terminated prior to the full duration thereof.

(b) Unless the Parties hereto agree in writing to a different arrangement and, with respect to Miragene Services, except for the Prepaid Service Fees or Prepaid Further Service Fees, each Party (or one of its Affiliates) shall invoice or notify in writing the other Party on a quarterly basis for all Service Costs incurred hereunder in respect of the prior calendar quarter to the extent such Service Costs are reasonably determinable during such calendar quarter, and to the extent any such amounts are not reasonably determinable, each Party shall continue to invoice such amounts (including after the termination of this Agreement) as promptly as practicable after such amounts are determined until all amounts are invoiced and paid (the date of delivery of such invoice or notification, the “Invoice Date”); provided that, each Party will use commercially reasonable efforts to provide the other Party with notice of the existence of amounts that are not reasonably determinable with respect to any calendar quarter and when such amounts are expected to be invoiced. In the event an invoice includes payments to subcontractors or other third-party service providers, the Performing Party will provide the Recipient Party with copies of such subcontractors’ or other third-party service providers’ applicable invoices upon the Recipient Party’s reasonable request. All such invoices and payments shall be made in U.S. dollars.

(c) Each Party agrees to pay, on or before the date that is 45 days after the Invoice Date, by wire transfer of immediately available funds payable to such account or accounts designated by the invoicing Party, all amounts specified in the invoice or notification delivered pursuant to the preceding clause “(a)” payable by such Party.

(d) If there is a dispute (an “Invoice Dispute”) between Miragene and IMA regarding any amount set forth in any invoice, the disputing Party shall notify the other Party in writing (each such notice, an “Invoice Dispute Notice”) of each amount that is the subject of the Invoice Dispute and the basis therefor, and such amount shall be excluded from the amount due until resolution of the Invoice Dispute in accordance with the procedures set forth below in this Section 3.5(c); provided that, any undisputed portion of such amount shall be included in the calculation of the amount due pursuant to Section 3.5(b) and paid in accordance with Section 3.5(b). Miragene and IMA shall cooperate and use their commercially reasonable efforts to resolve such Invoice Dispute. If Miragene and IMA are unable to resolve the Invoice Dispute within 10 business days after the applicable Party’s receipt of the Invoice Dispute Notice, then either Miragene or IMA may refer the Invoice Dispute for resolution to an independent accounting firm of recognized national standing as Miragene and IMA may mutually agree, which agreement shall not be unreasonably withheld, conditioned or delayed (the “Invoice Accounting Referee”), which shall determine the disputed amounts. The determinations of the Invoice Accounting Referee shall be final and binding on Miragene and IMA. The fees and expenses of the Invoice Accounting Referee shall be borne by Miragene and IMA in the same proportion that the aggregate amount of the disputed items submitted to the Invoice Accounting Referee that are unsuccessfully disputed by each such Party (as finally determined by the Invoice Accounting Referee) bears to the total amount of such disputed items so submitted. If the amount owed by the applicable Party based on the determinations of the Invoice Accounting Referee exceeds the amount paid by such Party, then such Party shall promptly pay to the other Party to the Invoice Dispute the full amount of such excess with interest, from the date that such amount was required to be paid pursuant to Section 3.5(b) to (but excluding) the date of payment by the applicable Party of such excess. The interest rate shall be prime rate as published in the Wall Street Journal plus [***] percent per annum calculated based on a 360 day year.

ARTICLE 4

THE SERVICES

4.1 Standards of Service.

(a) Miragene shall perform the Miragene Services and IMA shall perform the IMA Services (i) in accordance with the provisions of this Agreement, (ii) in a professional, competent and workmanlike manner in accordance with generally accepted industry standards and practices, and (iii) at a level of quality substantially similar to that at which the Services were provided immediately prior to the date hereof and consistent with the manner in which the Performing Party provides its respective Services for its own business. Either Party shall notify the other Party promptly if such Party becomes aware of any circumstances that adversely impact or are likely to adversely impact such Party’s performance of its respective Services or the other Party’s receipt of such Services; provided that, nothing in this Section 4.1(a) shall limit or relieve the Performing Party from its obligation to provide any and all of the Services required hereunder.

(b) The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information (subject to Section 8.2 of this Agreement), providing electronic access to systems used in connection with Services, performing true-ups and adjustments and using commercially reasonable efforts to obtain all applicable consents, licenses, sublicenses or approvals (collectively, “Consents”) necessary to permit each Party to perform its obligations hereunder. Any Performing Party shall promptly inform the Recipient Party of any Consents required in connection with the provisions of Services hereunder. The Recipient Party shall be responsible for the costs of obtaining such Consents required in connection with the provision of Services hereunder. If the Parties are not able to obtain a Consent, then such Performing Party shall use its commercially reasonable efforts (subject to the terms and conditions (including the limitations on the Performing Party’s obligations) contained in this Agreement) to provide or cause to be provided the affected Service(s) (or as much of such Service(s) as is reasonably practicable to provide) or adopt alternative approaches to enable the Recipient Party to receive the benefit of this Agreement until the earlier of the receipt of the missing Consent or the term of the Service(s) in question has terminated.

(c) If, after the date hereof, IMA shall purchase, lease or otherwise acquire any businesses, assets or properties or rights in respect thereof, Miragene, or any of its Affiliates, shall have no obligation to, or cause any Affiliate to, provide any Miragene Services hereunder to or in respect of such acquired businesses, assets or properties.

(d) If, after the date hereof, any service providers (including any employee of a Party) with respect to any of the Services hereunder are terminated, for any reason, then (i) the Performing Party which maintains the relationship with such service provider shall provide the Recipient Party with notice of such termination and (ii) upon the delivery of notice of the termination of such service provider, the Service which was being provided by such service provider, shall be deemed to have been terminated without any further action of any Party; provided, however, that a replacement for such service may be agreed to between the Parties pursuant to a Statement of Work.

(e) Miragene shall not be responsible for any inability to provide a Miragene Service or any delay in doing so to the extent that such inability or delay is the result of the failure of IMA to timely provide the information, access or other cooperation necessary for Miragene to provide such Miragene Service. IMA shall not be responsible for any inability to provide an IMA Service or any delay in doing so to the extent that such inability or delay is the result of the failure of Miragene to timely provide the information, access or other cooperation necessary for IMA to provide such IMA Service.

4.2 Changes to the Services. It is understood and agreed that a Party may from time to time modify or change the manner, nature, quality and/or standard of care of any Service as set forth on Schedule A, Schedule B or a Statement of Work (such Party, the “Modifying Party”) provided to the other Party (the “Receiving Party”) to the extent that the Modifying Party is making a similar change in the performance of such services for itself or its Affiliates; provided that, any such modification or change may not be undertaken (i) with the intent or purpose of disadvantaging the Receiving Party or (ii) if such modification or change would reasonably be expected to have a materially and disproportionately adverse effect on the Receiving Party and its subsidiaries, taken as a whole.

4.3 Suspension of Services. If the performance of any Service subjects Miragene or IMA, in its capacity as the provider of such Service (as applicable), to a reasonable risk of violating applicable laws or would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business of such Party or its ultimate parent, then such Party (the “At-Risk Party”) (i) in the case of a violation of applicable laws, may immediately upon providing written notice of such fact to the other Party (it being understood that the At-Risk Party shall provide the other Party with as much advance notice as is reasonably practicable under the circumstances and permitted by applicable laws) suspend performance of such Service without liability and (ii) in the case of a material and adverse effect to the business of the At-Risk Party or its ultimate parent, may, upon providing written notice of such fact to the other Party sufficiently in advance to permit the other Party (acting reasonably) to arrange for replacement services, suspend performance of such Service without liability; provided that, following delivery of such notice, the Parties hereto will use commercially reasonable efforts to promptly amend this Agreement to the extent necessary to eliminate such violation of applicable laws or such effect while as nearly as possible accomplishing the purpose of the intended Service in a mutually satisfactory manner. If the Parties are unable to agree upon such an amendment to this Agreement within 15 days of such notification, then either Party may terminate its obligation with respect to such Service upon written notice to the other Party pursuant to Section 2.2.

4.4 Management of Services. Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Miragene Services by Miragene shall reside solely with Miragene and notwithstanding anything to the contrary, Miragene shall be permitted to choose the methodology, systems and applications it utilizes in the provision of such Miragene Services; provided that, Miragene shall remain responsible for the performance of the Miragene Services in accordance with this Agreement. The provision, use of and access to the Miragene Services shall be subject to (i) any technical and operational changes that may be required to manage any reasonable restrictions imposed by Miragene in respect of data access; (ii) any third party services, resources or dependencies; (iii) any applicable laws; and (iv) the terms of this Agreement.

4.5 Limitations.

(a) It is understood that the Services to be provided to IMA under this Agreement shall only be provided for the purposes of operating the IMG-007 programs and projects (the “IMG-007 Business”) substantially as conducted immediately prior to the date hereof and facilitating an orderly transition of the operation of the IMG-007 Business. Neither IMA, nor any of its Affiliates, may resell, license the use of or otherwise permit the use by others of any Services, except with the prior written consent of Miragene.

(b) In providing the Services, Miragene shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment, hardware, intellectual property or software; or (iv) pay any costs related to the transfer or conversion of IMA’s data to IMA or any alternate supplier of Services, all of which shall be paid by IMA.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Work for Hire. Except as provided in Section 5.3, all deliverables resulting from the Services provided under this Agreement are “Works Made for Hire” as defined in the U.S. Copyright Act and as such, all copyrightable works will be deemed, upon creation, to be assigned to the Recipient Party and are hereby perpetually and irrevocably assigned to Recipient Party.

5.2 Inventions and Assignment. Except as provided in Section 5.3, any materials, data, processes, documents, deliverables, information (including Confidential Information (as defined in Section 8.1(a))), discoveries, inventions, know-how and the like developed or generated by or on behalf of the Performing Party during the course of performing the Services, whether or not patentable, and all related patent, copyright and other intellectual property rights in any of the foregoing (collectively the “Inventions”) shall be the sole and exclusive property of the Recipient Party. The Performing Party hereby perpetually and irrevocably assigns, and to the extent it cannot presently assign, agrees to assign and shall use reasonable efforts to obtain the right to assign, to the Recipient Party all of the Performing Party’s worldwide right, title and interest in and to such Inventions. The Performing Party shall assist the Recipient Party in securing for the Recipient Party any patents, copyrights or other proprietary rights in such Inventions, and shall take such actions and execute such documents as the Recipient Party may reasonably request in connection with providing such assistance or otherwise to vest in the Recipient Party all right, title and interest in and to such Inventions, including any and all applications, assignments or other instruments. The Performing Party shall be compensated for all of its reasonable out-of-pocket costs and expenses associated with such requested assistance. To the extent Inventions cannot be assigned to IMA in accordance with this Article 5, the Performing Party hereby grants to the Recipient Party an exclusive perpetual, irrevocable, transferable, royalty-free, fully paid-up, worldwide license, with the right to grant sublicenses (through multiple tiers), under such Inventions for any and all purposes.

5.3 Performing Party Property. Any (a) processes or process improvements developed or generated by or on behalf of the Performing Party that are specifically related to the Performing Party’s pre-existing technology, are general in nature and are not unique or specific to the targets or work performed for the Recipient Party, or (b) pre-existing patents, know-how or other technology or information controlled by the Performing Party prior to the date hereof or developed outside the scope of this Agreement that are incorporated into or embodied in any Inventions or deliverables or results provided by the Performing Party under this Agreement (clauses (a) and (b) collectively, the “Performing Party Technology”) will be owned by the Performing Party. For clarity, Performing Party Technology shall not include any technology, patents, know-how or information which has been assigned or exclusively licensed to the Recipient Party or to any third party. The Performing Party hereby grants to the Recipient Party a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses through multiple tiers) under the Performing Party’s intellectual property rights in Performing Party Technology solely to the extent necessary for the Recipient Party to utilize the Inventions and the other deliverables or results of Services for any purpose. The foregoing license may be sublicensed by the Recipient Party (through multiple tiers) in connection with the transfer, use or other exploitation by the Recipient Party of the deliverables, results or Inventions to which the license relates.

5.4 No Other License Grant. Except as expressly set forth in this Agreement, nothing in this Agreement, nor the delivery of any information or materials to the Performing Party by the Recipient Party (or any third party acting on its behalf) in connection with the Performing Party’s performance of Services under this Agreement shall be deemed to grant to either Party any right or license under any patents, patent applications, know-how, technology, inventions or other intellectual property of the other Party. Notwithstanding anything in this Agreement to the contrary, the Recipient Party shall own all right, title and interest in and to all inventions, know-how, information and materials, and all related intellectual property rights, that arise from the Recipient Party’s use of Inventions and the other deliverables and results of Services.

5.5 Third Party Intellectual Property. The Performing Party will not knowingly utilize in the performance of Services under this Agreement or incorporate into any deliverable or materials or other results of the Services provided to the Recipient Party any technology or materials covered by proprietary rights of a third party unless the Performing Party is freely permitted to utilize or incorporate such technology or materials and the Recipient Party is freely permitted to use such work, deliverable or materials or any other results of the Services without further compensation by any Party to any third party.

5.6 Use of Third Party Facilities. The Performing Party will not make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services, or take any other action, that would result in a third party owning or having a right in the results of Services or Inventions, unless agreed upon in writing in advance by the Recipient Party.

ARTICLE 6

DISCLAIMER, LIABILITY AND INDEMNIFICATION

6.1 Indemnification of Miragene by IMA. IMA agrees to indemnify and hold harmless Miragene, its Affiliates, and their respective directors, officers, agents, employees or other Representatives (each, a “Miragene Indemnified Person”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action (as defined below) involving a third party claim) (“Damages”), and to reimburse each Miragene Indemnified Person for all reasonable and documented expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing or defending any action, suit, investigation or proceeding, in each case by or before any arbitrator or governmental body (collectively, “Actions”), whether or not in connection with pending or threatened litigation and whether or not any Miragene Indemnified Person is a Party, in each case to the extent arising out of the Services rendered or to be rendered by or on behalf of any Miragene Indemnified Person pursuant to this Agreement; provided that, IMA shall not be responsible for any Damages or expenses of any Miragene Indemnified Person to the extent such Damages or expenses have resulted from a Miragene Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

6.2 Indemnification of IMA by Miragene. Miragene agrees to indemnify and hold harmless IMA, its Affiliates, and its and their respective directors, officers, agents, consultants, Representatives and/or employees (each, a “IMA Indemnified Person” and, together with the Miragene Indemnified Persons, the “Indemnified Persons”)) from and against any Damages, and to reimburse each IMA Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing or defending any Action, whether or not in connection with pending or threatened litigation and whether or not any IMA Indemnified Person is a Party, in each case to the extent arising out of Miragene’s gross negligence or willful misconduct in connection with the provision of any such Services; provided that, Miragene shall not be responsible for any Damages or expenses of any IMA Indemnified Person to the extent such Damages or expenses have resulted from an IMA Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

6.3 Exclusion Of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES AND RIGHTS GRANTED HEREUNDER ARE PROVIDED AND GRANTED “AS-IS” WITH NO WARRANTIES, AND EACH OF THE PARTIES EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

6.4 Limitation of Liability.

(a) Each Party hereto, agrees that (i) no Party shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Indemnified Person or any other person for or in connection with the Services rendered or to be rendered by or on behalf of any such Party pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of such Party in connection with any such Services except to the extent any Damages have resulted from a such Party’s gross negligence or willful misconduct in connection with any such Services, actions or inactions and (ii) the aggregate liability of either Party with respect to this Agreement shall not exceed the aggregate amount of such Service Costs paid hereunder to such Party; provided, however, that the foregoing shall not limit any liability arising from (A) the gross negligence or willful misconduct of such Party or any of any of its Affiliates in connection with any such Services, actions or inactions, (B) a breach of confidentiality obligations or (C) the indemnification obligations set forth in Section 6.1 or Section 6.2, as applicable.

(b) Notwithstanding the provisions of Section 6.4(a) no Party shall be liable for any (i) consequential, indirect, incidental, special or other speculative form of damages or any damages based on lost profits, diminution in value, a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or of any other financial metric (in each case, whether trailing, forward or otherwise), (ii) punitive or exemplary damages (except to the extent actually paid by the Indemnified Person to a third party pursuant to a claim from a third party) or (iii) Damages that would not exist if not for, or to the extent aggravated by, any act or wrongful omission of the Indemnified Person.

(c) In addition to the foregoing, each Party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its Damages and those of any of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by it to comply fully with its obligations under this Agreement.

ARTICLE 7

TERM AND TERMINATION

7.1 Term. This Agreement is effective on the date hereof and will continue in effect for [***] months (the “Initial Term,” and the period for which this Agreement is in effect, the “Term”); provided that, (i) if IMA does not provide its written notice to terminate this Agreement pursuant to Section 7.2(a) during the first [***] months of the Initial Term, the Initial Term shall automatically extend for an additional [***] months (the “Initial Term Extension”) and (ii) each Party may, upon delivery of written notice no less than [***] days prior to the end of the Initial Term, extend the Term for up to [***] additional months with respect to any or all of the Miragene Services set forth on Schedule A, whereby such Party shall identify in such notice the Miragene Services or IMA Services to be continued and the new respective Service Period(s). Notwithstanding the foregoing, to the extent that any Statement of Work entered into during the Term (including any extension thereof) provides for a performance period that extends beyond the Term, then the Term shall be automatically extended, and this Agreement shall remain effective, for the duration of the performance period under such Statement of Work, provided, however such extension shall only apply to the Services being performed under such Statement of Work (and no new Services may be added during the term of such extension unless mutually agreed to by the Parties).

7.2 Termination. This Agreement may be terminated:

(a) after the Initial Term, by either Party by providing no less than [***] days’ advance written notice to the other Party; or

(b) by Miragene, after the completion by IMA of the sale or other disposition of any portion of IMA’s business, assets or properties constituting all or a majority of the IMG-007 Business.

7.3 Effect of Expiration or Termination.

(a) Other than as required by applicable Law, upon expiration of the Term or termination of this Agreement pursuant to Section 7.2, Miragene or IMA, as applicable, shall have no further obligation to provide any future Services and IMA shall have no obligation to pay any Service Costs relating to such Services; provided that, notwithstanding such expiration or termination, the Receiving Party shall remain liable for (i) all Service Costs accrued or owed and payable in respect of Services provided for the benefit of the Receiving Party prior to the effective date of the expiration or termination and (ii) all Service Costs incurred between the time of such expiration or termination and the time the provision of the relevant Service(s) would have been stopped absent such expiration or termination to the extent the Performing Party cannot avoid the incurrence of such costs using commercially reasonable efforts.

(b) Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued or shall thereafter accrue to either Party.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Confidential Information.

(a) The Parties hereto hereby covenant and agree to maintain confidential all Confidential Information relating to the other Party or any of such other Party’s Affiliates. Without limiting the generality of the foregoing, each Party shall cause its employees, agents and other Representatives to exercise the same level of care with respect to Confidential Information relating to the other Party or any of its Affiliates as it would with respect to proprietary information, materials and processes relating to itself or any of its Affiliates. “Confidential Information” shall mean all information, materials and processes relating to a Party or any Affiliate of such Party obtained by the other Party or any Affiliate thereof at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) relating to, arising out of or in connection with the Services rendered or to be rendered hereunder and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information which becomes generally available to the public other than by release in violation of the provisions of this Section 8.1(a), (ii) information which becomes available on a non-confidential basis to a Party from a source other than the other Party to this Agreement, provided that, the Party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a Party without violating this Section 8.1(a) or any other confidentiality agreement with the other Party and (iv) information that is known by the Receiving Party at the time of receiving such information, as evidenced by pre-existing records. Except with the prior written consent of the other Party, each Party will use the other Party’s Confidential Information only in connection with the performance of its obligations hereunder and each Party shall use commercially reasonable efforts to restrict access to the other Party’s Confidential Information to those employees of such Party and its Affiliates and its and their Representatives requiring access for the purpose of providing Services hereunder who are contractually or legally bound by obligations of non-disclosure and non-use at least as stringent as those contained herein. Notwithstanding any provision of this Section 8.1(a) to the contrary, a Party may disclose such portion of the Confidential Information relating to the other Party to the extent, but only to the extent, the disclosing Party reasonably believes that such disclosure is required by judicial or administrative process or by other laws or pursuant to any listing agreement with any national securities exchange to which a Party is subject; provided that, if permissible under laws and practicable, the disclosing Party first notifies the other Party hereto of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 8.1(a) and that the non-breaching Party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 8.1(a).

(b) Upon the termination of this Agreement, except to the extent otherwise required by Laws and/or its internal policies and procedures, each Party hereto shall, at its election, promptly return to the other Party or destroy all Confidential Information of the other received under or pursuant to the performance of this Agreement (including, to the extent practicable, all copies (in any and all media) and summaries thereof) that is within such Party’s or its Affiliates’ or its or their Representatives’ possession, power, custody or control; provided that, neither Party hereto nor such Party’s Affiliates or its or their Representatives shall be required to delete Confidential Information from back-up, archival electronic storage; provided, further, that any Confidential Information retained by such Party or its Affiliates shall continue to be subject to Section 8.1(a). Promptly upon the request of a Party, the other Party shall confirm in writing to such first Party that it has complied with this Section 8.1(b).

8.2 Access to Information. Subject to applicable laws and the confidentiality provisions of Section 8.1, with respect to any Service during the term of such Service (unless otherwise provided on Schedule A, Schedule B or any Statement of Work, as applicable), each Party shall, and shall cause its Affiliates to, upon reasonable advance notice, afford the other Party and its Representatives reasonable access, during normal business hours, to the employees, properties, systems, books and records and other documents that are reasonably requested in connection with the provision and receipt of such Service hereunder; provided that, any such access shall not unreasonably interfere with the conduct of the business of the Party providing such access; and provided, further, that in the event any Party reasonably determines that affording any such access to the other Party would be commercially detrimental in any material respect or violate any applicable laws or agreement to which such Party or any Affiliate thereof is a Party, or waive any attorney-client privilege, work-product doctrine or similar privilege applicable to such Party or any Affiliate thereof, the Parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

8.3 Data Transfer. Each Party shall (a) comply with all Data Protection Laws with respect to the collection, use, transfer, storage, destruction, aggregation or other use of Personal Data (as defined in the applicable Data Protection Laws, collectively, “Personal Data”) in connection with its activities under or in connection with this Agreement, (b) implement appropriate and reasonable security processes and controls in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of Personal Data in accordance with Data Protection Laws, and (c) take such steps as necessary to comply with Data Protection Laws, including entering into relevant supplemental documentation as may be required under applicable Data Protection Laws, to permit such Party to disclose, transfer, use or process Personal Data to the other Party and to permit the other Party to use, process and disclose such Personal Data in accordance with this Agreement. As used herein, “Data Protection Laws” means any applicable law, rule, regulation, ordinance, directive, interpretation, judgment, or decision of any governmental authority in relation to data protection, privacy, restrictions on, or requirements in respect of, the processing of Personal Data of any kind, including the Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economic and Clinical Health Act) (HIPAA), the General Data Protection Regulation (Regulation (EU) 2016/679) (GDPR), and any equivalent applicable Laws in any other jurisdiction, as any of the foregoing may be amended from time to time.

8.4 Employment and Labor Matters. All employment and labor matters relating to employees of Miragene (including, without limitation, employees involved in the provision of Services to IMA) shall be within the exclusive control of Miragene, and IMA shall not take any action affecting such matters. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from Miragene to IMA. All employees and Representatives of Miragene and any of its Affiliates will be deemed for all compensation, employee benefits, Tax and social security contribution purposes to be employees or Representatives of Miragene or its Affiliates (or their subcontractors) and not employees or Representatives of IMA or any of its Affiliates. In providing the Services, such employees and Representatives of Miragene and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Miragene or its Affiliates (or their subcontractors) and not of IMA or its Affiliates.

ARTICLE 9

MISCELLANEOUS

9.1 No Agency; Independent Contractor Status. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. The Parties hereto acknowledge and agree that the other Party is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status. Each Party shall have the authority to select the means, methods and manner by which any Service is performed.

9.2 Force Majeure.

(a) For purposes of this Section 9.2, “force majeure” means an event beyond the reasonable control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, cyber-attacks, embargo, strike, walkout, lockout or other labor trouble or shortage, and acts, omissions or delays in acting by any governmental body or the other Party.

(b) Without limiting the generality of Section 6.4(a), a Performing Party shall not be liable to the Recipient Party or any other person for interruption of service, any delays or failure to fulfill any obligations under this Agreement, so long as and to the extent the interruption, delay or fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that, the Performing Party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder; provided, further, that nothing in this Section 9.2 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the Performing Party, are contrary to its interests. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the Performing Party. The Performing Party shall use commercially reasonable efforts to promptly notify the Recipient Party upon learning of the occurrence of such event. In the event the Performing Party is unable to provide any Service due to a force majeure, (a) the Parties shall agree in good faith on a reasonable reduction to the fees owed pursuant to this Agreement for the time period in which the applicable Service is not provided and (b) if the Recipient Party so requests, the applicable term of the Service so interrupted or suspended shall be extended for a period of time equal to the time lost by reason of such interruption or suspension.

9.3 Entire Agreement. This Agreement (including Schedule A and Schedule B, each constituting a part of this Agreement), any Statement of Work and any other writing signed by the Parties that specifically references this Agreement constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties hereto with respect to the subject matter hereof and thereof.

9.4 Information. Subject to applicable laws and privileges, each Party hereto covenants and agrees to provide the other Party with all information regarding itself and transactions under this Agreement that the other Party reasonably believes are required to comply with all applicable laws, including, but not limited to, securities laws and regulations.

9.5 Notices. Any notice shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by electronic mail (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party at least ten calendar days’ prior to such address taking effect in accordance with this Section 9.5. Such notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service (with receipt confirmed by telephone or email). Any notice delivered by electronic mail shall be confirmed by a hard copy delivered as soon as practicable thereafter:

if to IMA, to:

Inmagene Biopharmaceuticals

12526 High Bluff Drive, Suite 345

San Diego, CA 92130, USA

Attention: Legal

Email: legal@inmagenebio.com

if to Miragene, to:

Miragene Inc

12526 High Bluff Drive, Suite 345

San Diego, CA 92130, USA

Attention: Jonathan Jian Wang

Email: [***]

and in each case, with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Lila Hope, Ph.D.

Email: lhope@cooley.com

or such other address or email as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

9.6 Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts or choice of law rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.7 Jurisdiction. Subject to Section 9.13 the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

9.8 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.5 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.9 Waiver Of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement. Each Party (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.9.

9.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

9.11 Amendments and Waivers.

(a) This Agreement (including Schedule A and Schedule B hereto) may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

(b) Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available, and the exercise by a Party of any one right or remedy will not preclude the exercise of any other right or remedy, except as expressly set forth herein.

9.12 Successors and Assigns. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that either Party may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches, or to enforce compliance with, the covenants and obligations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by portable document format (PDF) or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

9.15 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and, they shall not be construed as conferring any rights or remedies of any nature whatsoever under or by reason of this Agreement on any other persons.

9.16 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MIRAGENE INC

By:	/s/ Jonathan Jian Wang
Name:	Jonathan Jian Wang
Title:	Director

INMAGENE BIOPHARMACEUTICALS

By:	/s/ Jonathan Jian Wang
Name:	Jonathan Jian Wang
Title:	Chief Executive Officer

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

SCHEDULE A

MIRAGENE SERVICES

[***]

SCHEDULE B

IMA SERVICES

[***]

SCHEDULE C

FORM - STATEMENT OF WORK

Statement of Work No. ___

This Statement of Work No. ____ (this “Statement of Work”), effective as of ________________, is entered into by and between MIRAGENE INC (“Miragene”) and INMAGENE BIOPHARMACEUTICALS (“IMA”). This Statement of Work is a part of and subject to the terms and conditions set forth in the Transition Services Agreement, dated as of [•], 2025 between Miragene and IMA, as may be amended from time to time.

1.	Scope of Work.

2.	Service Period.

3.	Management Representatives.

4.	Fees and Charges.

5.	Other Provisions.